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                                                                     EXHIBIT 4.5

                                PENNZOIL COMPANY
                          SAVINGS AND INVESTMENT PLAN
                              FOR HOURLY EMPLOYEES

              (As Amended and Restated Effective October 1, 1994)


                                Second Amendment

          Pennzoil Company, a Delaware corporation (the "Company"), having established the Pennzoil Company Savings and Investment Plan for Hourly Employees, effective January 1, 1989, as having thereafter amended and restated said Plan effective October 1, 1994 (the "Plan"), and having reserved the right under Section 10.4 thereof to amend the Plan, does hereby amend the Plan, effective as of October 1, 1997, as follows:

          1. The definition of Employer in Article I is hereby amended in its entirety to read as follows:

          "Employer: The Company, any Affiliate and any other corporation or organization with employees which shall adopt this Plan pursuant to the provisions of Section 10.1 and the successors, if any, to such entities."

          2.   Article III of the Plan is hereby amended to add a new Section
3.11 to read as follows:

          "3.11  Special Eligibility and Benefits for Certain Employees:
     Penreco Employees: Conoco, Inc., a wholly owned subsidiary of Dupont ("Conoco"), entered into a joint venture agreement (the "Agreement") which created a new entity, Penreco, a general partnership, 50% of which is owned by the Company and 50% by Conoco. Under the Agreement, Conoco and the Company agreed to the adoption of the Plan and Trust by Penreco for the benefit of eligible salaried employees of Penreco. Effective October 1, 1997, all Penreco hourly employees employed by Penreco on October 1, 1997 shall automatically become Members of this Plan subject to the eligibility requirements under Section 3.1. Any period of employment with Conoco, an affiliate of Conoco, the Company, an Employer or an Affiliate prior to October 1, 1997 shall be considered for purposes of determining a Member's Service
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     and Vesting Service under this Plan to the extent such employment otherwise qualifies under the relevant provisions of the Plan."

          3. The fourth paragraph of Section 9.2 is hereby amended by adding a sentence to the fourth paragraph therein to read as follows:

          "Notwithstanding the foregoing, Matching Contributions on behalf of each Member who is employed by Penreco shall be invested, during the Member's employment by Penreco, proportionately among those Investment Funds selected by the Member for the investment of such Member's After-Tax and Pre-Tax Contribution Account."


          IN WITNESS WHEREOF, Pennzoil Company has caused these presents to be executed by its duly authorized officers in a number of copies, all of which shall constitute one and the same instrument, which may be sufficiently evidenced by any executed copy thereof, this _____ day of _____________, 1997, but effective as of October 1, 1997.

                                    PENNZOIL COMPANY



                                    By:
                                       ---------------------------------
                                         William B. St. Clair
                                         Agent and Attorney-in-Fact

ATTEST:



------------------------------
Secretary

[SEAL]

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